Exhibit 21.2
SUBSIDIARIES OF THE COMPANY AS OF MAY 18, 2015

•ASTI Transportation Systems, Inc. (Delaware)
•EII Transports Inc. (Pennsylvania)
•Gateway Trade Center Inc. (New York)
•Precision Solar Controls Inc. (Texas)
•Protection Services Inc. (Pennsylvania)
•SCI Products Inc. (Pennsylvania)
•Work Area Protection Corp. (Illinois)